Exhibit 99.1


                        Emclaire Financial Corp. Reports
       Record Net Income for 2004 and Fourth Quarter and Announces Annual
                                  Meeting Date

    EMLENTON, Pa.--(BUSINESS WIRE)--Jan. 25, 2005--Emclaire Financial Corp. (OTCBB:EMCF), the parent holding company of the Farmers National Bank of Emlenton, reported consolidated net income of $2.6 million or $2.02 per share for the year ended December 31, 2004, as compared to net income of $2.5 million or $1.91 per share for 2003. This represents a 2.6% improvement in net income.
    The Corporation's return on average equity improved to 11.08% for 2004 compared to 10.96% in the prior year. The Corporation's return on average assets decreased slightly to 0.96% for 2004 compared to 0.99% in the prior year.
    For the fourth quarter ended December 31, 2004, the Corporation realized consolidated net income of $785,000 or $0.62 per share, as compared to net income of $677,000 or $0.53 per share for the same period last year. Return on annualized average equity and assets were 13.30% and 1.15%, respectively, for the quarterly period ended December 31, 2004, as compared to 11.95% and 1.03%, respectively, for the same period in the prior year.
    During 2004, the Corporation experienced sound balance sheet growth which contributed to the increase in earnings between 2004 and 2003. Total assets increased $10.9 million or 4.1% to $273.4 million, fueled by growth in customer deposits of $15.8 million or 7.3% to $232.9 million at December 31, 2004. Total loans decreased $10.9 million or 5.7% for the year to $179.6 million and investment securities increased $14.2 million or 28.9% to $63.4 million at December 31, 2004.
    The Corporation remains well capitalized for future growth with stockholders' equity of $23.6 million or 8.6% of total assets. Stockholders' equity increased $961,000 to $23.6 million at December 31, 2004 from $22.7 million at December 31, 2003. Book value per share increased to $18.63 from $17.87 per share during 2004 due to the increase in net income.
    Net income increased $65,000 or 2.6% to $2.6 million for 2004 versus $2.5 million in 2003. Contributing to this increase in earnings was an increase in noninterest income of $750,000 and decreases in the provision for loan losses and the provision for income taxes of $40,000 and $236,000, respectively. Offsetting this favorable variance was a decrease in net interest income and an increase in noninterest expense of $574,000 and $387,000, respectively.
    Net interest income decreased despite an increase in the volume of interest-earning assets, primarily loans and securities, of $12.9 million or 5.5% on an average balance basis to $246.4 million for 2004, compared to $233.5 million for 2003. The increase in volume was offset by a decrease in the yield on earning assets to 5.85% for 2004 from 6.28% for 2003. The volume of interest-bearing liabilities, including primarily customer deposits, increased $14.1 million or 6.6% to $226.7 million for 2004, compared to $212.6 million for 2003, while the cost of these liabilities decreased to 2.44% for 2004 from 2.47% for 2003. The Corporation's interest rate spread decreased to 3.28% for 2004, compared to 3.72% for the preceding year. This decrease in net interest income was the direct result of the Federal Reserve Board lowering interest rates in the last several years.
    The Corporation experienced balance sheet and earnings growth while noninterest expenses slightly increased. Noninterest expenses increased $387,000 or 5.1% to $7.9 million in 2004, compared to $7.5 million in 2003. This increase in noninterest expense was the result of increases in compensation and benefits expense as a result of normal salary and wage increases, increases in occupancy and equipment expenses primarily as a result of higher depreciation expense on new equipment purchased for our Data Center and increases in other noninterest expenses mostly comprised of increases in telephone costs and software depreciation.
    In addition to reporting earnings, the Corporation announced that the regular annual meeting of stockholders is to be held on Wednesday, May 18, 2005 at 11:00 AM at the Main Office Building in Emlenton, PA. The voting record date for the purpose of determining stockholders eligible to vote on proposals presented at the annual meeting is March 28, 2005.

    Emclaire Financial Corp. is the parent company of the Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community commercial bank headquartered in Emlenton, Pennsylvania, operating ten full service offices in Venango, Butler, Clarion, Clearfield, Elk and Jefferson Counties, Pennsylvania. The Corporation's common stock is quoted on and traded through the OTC Electronic Bulletin Board under the symbol "EMCF.OB".

    This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could effect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

                EMCLAIRE FINANCIAL CORP. AND SUBSIDIARY
                         Financial Highlights
     (Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:

                              ------------------- --------------------
                              Three month period      Year ended
                              ended December 31,      December 31,
                               2004        2003     2004        2003
                              ------------------- --------------------

 Interest income              $3,551      $3,592  $13,953     $14,209
 Interest expense              1,422       1,250    5,219       4,901
                              ------- ----------- -------- -----------
   Net interest income         2,129       2,342    8,734       9,308
 Provision for loan losses       120         105      290         330
 Noninterest income              958         466    2,535       1,785
 Noninterest expense           2,002       1,863    7,909       7,522
                              ------- ----------- -------- -----------
   Net income before
    provision for
    income taxes                 965         840    3,070       3,241
 Provision for income taxes      181         163      513         749
                              ------- ----------- -------- -----------
 Net income                     $784        $677   $2,557      $2,492
                              ======= =========== ======== ===========

 Net income per share          $0.62       $0.53    $2.02       $1.91
 Dividends per share           $0.25       $0.48    $0.94       $1.11

 Return on annualized average
  assets                        1.15%       1.03%    0.96%       0.99%
 Return on annualized average
  equity                       13.30%      11.92%   11.08%      10.96%
 Yield on average interest-
  earning assets                5.78%       6.20%    5.85%       6.28%
 Cost of average interest-
  bearing liabilities           2.74%       2.51%    2.57%       2.56%
 Net interest margin            3.54%       4.15%    3.73%       4.18%

CONSOLIDATED FINANCIAL CONDITION DATA:

                                         As of                As of
                                      12/31/2004           12/31/2003
                                      -----------          -----------

 Total assets                           $273,380             $262,512
 Cash and equivalents                     14,624                7,703
 Securities                               63,362               49,162
 Loans                                   179,575              190,482
 Deposits                                232,874              217,110
 Borrowed funds                           15,000               20,700
 Stockholders' equity                     23,616               22,655

 Book value per share                     $18.63               $17.87

 Net loans to deposits                     77.11%               87.74%
 Allowance for loan losses to
  total loans                               1.00%                0.92%
 Earning assets to total
  assets                                   93.77%               94.02%
 Stockholders' equity to
  total assets                              8.64%                8.63%
 Shares common stock
  outstanding                          1,267,835            1,267,835



    CONTACT: Emclaire Financial Corp.
             David L. Cox or Shelly L. Rhoades, 724-867-2311
             Email: srhoades@farmersnb.com